Exhibit 10.81
PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is entered into as of June 25, 2005 among PM Partners, L.P., a Texas limited partnership ("Owner"), and the subsidiaries of U-Haul International, Inc. set forth on the signature page hereto (collectively, "Manager").
RECITALS
A. Owner owns the real property and self-storage related improvements thereon identified on Exhibit A hereto (hereinafter, collectively the "Property").
B. Owner intends that the Property be rented on a space-by-space retail basis to corporations, partnerships, individuals and/or other entities for use as self-storage facilities.
C. Owner desires that Manager manage the Property and Manager desires to act as the property manager for the Property, all in accordance with the terms and conditions of this Agreement and as more specifically designated on Exhibit A hereto.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows.
1.  Employment.
(a) Owner hereby retains Manager, and Manager agrees to act as manager of the Property upon the terms and conditions hereinafter set forth.
(b) Owner acknowledges that Manager, and/or Manager affiliates, is in the business of managing self-storage facilities and businesses conducted thereat. including, but not limited to, the sale of packing supplies and rental of trucks and equipment both for its own account and for the account of others. It is hereby expressly agreed that notwithstanding this Agreement, Manager and such affiliates may continue to engage in such activities, may manage facilities other than those presently managed by Manager and its affiliates (whether or not such other facilities may be in direct or indirect competition with Owner) and may in the future engage in other business which may compete directly or indirectly with activities of Owner.
(c) In the performance of its duties under this Agreement, Manager shall occupy the position of an independent contractor with respect to Owner. Nothing contained herein shall be construed as making the parties hereto (or any of them) partners or joint venturors, nor construed as making Manager an employee of Owner.
(d) Owner acknowledges and agrees that, with respect to those properties listed on Exhibit A hereto that are located within the State of Texas (collectively, the "Texas Properties"), that the Manager will subcontract the management of the Texas Properties to Private Mini Storage Manager, Inc., a Texas corporation (the "Texas Manager") on the terms and conditions set forth in the Property Management Agreement attached hereto as Exhibit C attached hereto.

2.  Duties and Authoritv of Manager.
On Owner's behalf, and subject to the terms and conditions of this Agreement:

(a) General Duties and Authority. Manager shall have the sole and exclusive duty and authority to fully manage the Property and supervise and direct the business and affairs associated or related to the daily operation thereof, to collect on behalf of Owner all revenues related to the Property, to pay on behalf of Owner all expenses of the Property (including payment of all debt service to the mortgage lender with respect to the Property and any other debt owed by Owner to any other lender or payee) and to execute on behalf of Owner such documents and instruments as, in the sole judgment of Manager, are reasonably necessary or advisable under the circumstances in order to fulfill Manager's duties hereunder. Such duties and authority shall include, without limitation, those set forth below.
(b) Renting of the Property. Manager shall establish policies and procedures for the marketing activities for the Property, and shall advertise the Property through such media as Manager deems advisable, including, without limitation, advertising with the Yellow Pages. Manager's marketing activities for the Property shall be consistent with the scope and quality implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall have the sole discretion, which discretion shall be exercised in good faith. to establish the terms and conditions of occupancy by the tenants of the Property, and Manager is hereby authorized to enter into rental agreements in the ordinary course of business on behalf and for the account of Owner (as its agent) with such tenants and to collect rent from such tenants on behalf and for the account of Owner. Manager may jointly advertise the Property with other properties owned or managed by Manager or its Affiliates, and in that event, Manager shall reasonably allocate the cost of such advertising among such properties.
(c) Repair, Maintenance and Improvements. Manager shall make, execute, supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures and supplies for the Property, and may purchase lease or otherwise acquire the same on behalf of Owner, as its agent. Manager shall make and execute, or supervise and have control over the making and executing of all decisions concerning the maintenance, repair, and landscaping of the Property, provided, however, that such maintenance, repair and landscaping shall be consistent with the maintenance, repair and landscaping implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall, on behalf of Owner, negotiate and contract for the installation of all capital improvements related to the Property; provided, however, that Manager agrees to secure the prior written approval of Owner on all such expenditures in excess of any threshold amounts set forth in any loan documents set forth on Exhibit C hereto (collectively, "Loan Documents").
(d) Personnel. Manager shall select all vendors, suppliers, contractors, subcontractors and employees with respect to the Property and shall hire, discharge and supervise all labor and employees required for the operation and maintenance of the Property. Any employees so hired shall be employees of Manager, and shall be carried on the payroll of Manager. Employees may include, but need not be limited to, on-site resident managers, on-site assistant managers, and relief managers located, rendering services, or performing activities on the Property in connection with its operation and management. The cost of employing such persons shall not exceed prevailing rates for comparable persons performing the same or similar services with respect to real estate similar to the Property in the general vicinity of each respective Property. Manager shall be responsible for all legal and insurance requirements relating to its employees.
(e) Service Agreements. Manager shall negotiate and execute on behalf of Owner such agreements which Manager deems necessary or advisable for the furnishing of utilities, services, concessions and supplies, for the maintenance, repair and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which Manager is responsible hereunder.
(f) Other Decisions. Manager shall make the decisions in connection with the day-to-day operations of the Property.
(g) Regulations and Permits. Manager shall comply in all respects with any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body, having jurisdiction over the Property (collectively, "Laws"), respecting the use of the Property or the maintenance or operation thereof. Manager shall apply for and obtain and maintain, on behalf of Owner, all licenses and permits required or advisable (in the reasonable judgment of Manager) in connection with the management and operation of the Property. Notwithstanding the foregoing, Manager, as agent for Owner, shall be permitted to contest any applicable Laws to the extent and pursuant to the same conditions that Owner is permitted to contest any Laws under the loan Documents.
(h) Records and Reports of Disbursements and Collections. Manager shall establish, supervise, direct and maintain the operation of a system of record keeping and bookkeeping with respect to all receipts and disbursements in connection with the management and operation of the Property. The books, records and accounts shall be maintained at the offices of U-Haul International, Inc. ("UHI"), or at such other location as Manager shall determine from time to time, and shall be available and open to examination and audit by Owner its representatives, and, subject to the terms of the Loan Documents, any lender under any such Loan Documents or such lender's representative. On or before sixty (60) days after the close of each quarter, Manager shall cause to be prepared and delivered to Owner a statement on a per Property basis, of receipts, expenses and charges, together with a statement, on a per-Property basis, of the disbursements made by Manager during such period on Owner's behalf. Notwithstanding the foregoing, manager, as agent for Owner, shall maintain such books and records and furnish such financial reports and operating statements to Lender as required of Owner under the Loan Documents.
(i) Collection. Manager shall be responsible for the billing and collection of all accounts receivable and for payment of all accounts payable with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts.
(j) Legal Actions. Manager shall cause to be instituted, on behalf and in its name as agent for Owner or in the name of Owner as appropriate, any and all legal actions or proceedings Manager deems necessary or advisable to collect charges, rent or other income due to Owner with respect to the Property and to oust or dispossess tenants or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and to collect damages for breach thereof or default thereunder by such tenant, licensee, concessionaire or occupant, subject to any limitations on such actions set forth in the Loan Documents.
(k) Insurance. Manager shall obtain and maintain (or cause to be obtained and maintained) in full force and effect the insurance with respect to the Property and the operation of Owner's and Manager's business operations thereat, and Manager's employees, as required by Owner and consistent with the Loan Documents.
(I) Taxes. To the extent not impounded pursuant to the Loan Documents, Manager shall pay on behalf of Owner, prior to delinquency, all real estate taxes, personal property taxes, and all other taxes assessed to, or levied upon, the Property.
(m) Limitations on ManagerAuthority. Notwithstanding anything to the contrary set forth in this Section 2, Manager shall not, without obtaining the prior consent of Owner, (i) rent storage space in the Property by written lease or agreement for a stated term in excess of one year unless such lease or agreement is terminable by the giving of not more than thirty (30) days written notice, (ii) alter the building or other structures of the Property in violation of the Loan Documents; (iii) make any other agreements which exceed a term of one year and are not terminable on thirty (30) day's notice at the will of Owner, without penalty, payment or surcharge; (iv) act in violation of any Law, or (v) operate or manage the Properties in any manner which will violate any term or condition or the Loan Documents.
(n) Shared Expenses. Owner acknowledges that certain economies may be achieved with respect to certain expenses to be incurred by Manager on behalf of Owner hereunder if materials, supplies, insurance or services are purchased by Manager in quantity for use not only in connection with Owner's business at the Property but in connection with other properties owned or managed by Manager or its affiliates. Manager shall have the right to purchase such materials, supplies, insurance and/or services in its own name and charge Owner a pro rata allocable share of the cost of the foregoing for such materials, supplies, insurance or services received by Owner; provided, however, that the pro rata cost of such purchase to Owner shall not result in expenses that are either materially greater than the expenses of other "U-Haul branded" locations in the general vicinity of the applicable Property or greater than would otherwise be included at competitive prices and terms available in the area where the Property is located; and provided further, Manager shall give Owner and lender under the Loan Documents ("Lenders") access to records (at no cost to Owner or Lender) so Owner and Lender may review any such expenses incurred.
(0) Deposit of Gross Revenues. All Gross Revenue (as hereinafter defined) shall be deposited by Manager unto bank accounts at local depository institutions and thereafter may be swept by UHI into a UHI concentration account. Manager shall assure that Owner's funds are tracked and segregated electronically from other UHI funds on a property by property basis. Any such funds of the Owner in the UHI concentration account shall be used solely to pay costs and expenses of the Properties as contemplated by this Agreement and shall otherwise be for the benefit of the Properties and Owner. No funds of Owner contained in the UHI concentration account may be used for the benefit of any property or person (including, without limitation, UHI and Manager) other than Owner and the Properties. Subject to the terms and conditions of the Loan Documents, Gross Revenue of the Owner shall be applied first to the repayment of Owner's senior mortgage debt with respect to the Property and other requirements of Owner's senior mortgage loan agreements, and then to Manager in reimbursement of expenses and for management fees as provided under Section 4 below.
(p) Obligations under Loan Documents and other Material Contracts. Manager shall take such actions as are necessary or appropriate under the circumstances to ensure that Owner is in compliance with the terms of the Loan Documents and any other material agreement relating to the Property to which Owner is a party. Nothing herein contained shall be deemed to obligate Manager to fund from its own resources any payments owed by Owner under the Loan Documents or otherwise be deemed to make Manager a direct obligor under the Loan Documents or other material contract of Owner.
(q) Management Standard. Manager shall perform all of its obligations under this Agreement in a professional manner consistent with the standards it employs at all of its managed locations and in any event, consistent with the standard set forth in the Loan Documents.

      3.   Duties of Owner.  Owner shall cooperate with Manager in the performance of Manager's duties under this Agreement and to that end, upon the request or Manager, to provide reasonable office space fix Manager employees on the premises of the Property (to the extent available) and to give Manager access to all files, books and records of Owner relevant to the Property. Owner shall not unreasonably withhold or delay any consent or authorization to Manager required or appropriate under this Agreement, subject to the conditions or the Loan Documents.
4. Compensation of Manager.
(a) Reimbursement of Expenses. Manager shall be entitled to reimbursement, on a monthly basis, for all out-of-pocket reasonable and customary expenses actually incurred by Manager in the discharge of its duties hereunder, including, without limitation, all expenses incurred on Owner's behalf pursuant to Section 2 of this Agreement, including the cost to Manager of the personnel pursuant to Section 2( d). Such expense reimbursement shall be the obligation of Owner, whether or not Gross Revenues are sufficient to pay such amounts.
(b) Management Fee. Owner shall pay to Manager as the full amount due for the services herein provided a monthly fee (the "Management Fee") which shall be five percent (5%) of the Property's trailing twelve month Gross Revenue divided by twelve (12) ("Base Fee"), plus an annual incentive fee (the "Incentive Fee") based upon the performance of the Property as set forth on Exhibit B hereto. For purposes of this Agreement, the term "Gross Revenue" shall mean all receipts (excluding security deposits unless and until Owner recognizes the same as income) of Manager or Owner (whether or not received by Manager on behalf or for the account of Owner) arising from the operation of Owner's business at the Property, including without limitation, rental payments of self-storage customers at the Property, vending machine or concessionaire revenues, maintenance charges, if any, paid by the tenants of the Property in addition to basic rent and parking fees, if any. Gross Revenue shall be determined on a cash basis. The Management Fee shall be paid promptly, in arrears within thirty (30) days of the end of each month.
Except as provided in this Section 4, it is further understood and agreed that Manager shall not be entitled to additional compensation of any kind in connection with the performance by it of its duties under this Agreement.

(c) Inspection of Books and Records. Owner shall have the right, upon prior reasonable notice to Manager, to inspect Manager's books and records with respect to the Property, to assure that proper fees and charges are assessed hereunder. Manager shall cooperate with any such inspection. Owner shall bear the cost of any such inspection; provided, however, that if it is ascertained that Manager has overcharged Owner by more than 5% in any given quarter, the cost of such inspection shall be borne by Manager. Manager shall promptly reimburse Owner for any overpayment.
5.  Use of Trademarks, Service Marks and Related Items.
(a) GJR Investments, Inc. ("GJR") hereby grants Manager, as its agent, the non-exclusive right to operate the Property under the name and flag of "Private Mini Storage" or any derivation thereof (collectively, "Private Mini"). Accordingly, in executing its duties hereunder, Manager shall have the non-exclusive right to use Private Mini signage, stationary, uniforms and the like as well as any name, mark, slogan, caricature, design or other trade or service mark incident to the foregoing. It is further understood and agreed that the Private Mini name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the sole and exclusive property of GJR, and that except as expressly provided in this Agreement, Manager shall have no right whatsoever therein.

GJR has granted and may grant others the right to use Private Mini. Except as set forth herein, Manager acknowledges that GJR has the sole and exclusive right to license Private Mini. Manager further agrees that all use of Private Mini by Manager shall inure to the benefit of Private Mini. As between GJR and Manager, all rights not specifically granted to Manager are reserved to GJR. Manager shall cooperate with GJR, at GJR's expense in the execution, filing, and prosecution of any trademark or trade name applications that GJR may desire to file, and for that purpose Manager will supply to GJR, upon GJR 's written request and at GJR 's expense, such information as may be reasonably required. Manager shall inform GJR forthwith if Manager learns of any adoption, use, or registration of any trademark, trade name, or corporate name that could infringe or impair or tend to impair GJR's rights in Private Mini. Manager shall provide complete information and assistance to GJR concerning such infringements. Upon learning of such infringements, GJR shall be entitled, at its sole discretion and expense, to take such action, if any as GJR considers necessary or appropriate to enforce its rights, including without limitation, action to suppress or eliminate the infringements. Manager shall cooperate with GJR, and its attorneys and other authorized representatives, at GJR's expense, in any investigation or legal proceedings or action which GJR may deem desirable to protect its rights in Private Mini. Manager shall use commercially reasonable efforts to include the trademark notice on all product and other materials bearing any of Private Mini's trademarks, service marks or other protected logo.

(b) Notwithstanding the foregoing, Owner has the right, at Owner's sole cost and expense, to require that Manager operate the Property under the name and flag of U-Haul®. In the event Manager (or UHI) requires that the Properties (or any of them) be operated under the U-Haul ® name and flag, such conversion shall be at UHI's sole cost and expense. In such event, Owner acknowledges and agrees that the name, trademark and service mark "U-Haul", and related marks, slogans, caricatures, designs and other trade or service items (the "Manager Trade Marks") shall be utilized for the non-exclusive benefit of Owner in the rental and operation of the Property, and in comparable operations elsewhere. It is further understood and agreed that the name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of Manager and its affiliates, and that except as expressly provided in this Agreement, Owner shall have no right whatsoever therein. At the election and sale cost of Owner, Owner shall have the right to require Manager to convert the sign faces, stationary, uniforms and the like at the Property to the name "U-Haul." Upon termination of this Agreement at any time for any reason, all such use by and for the benefit of Owner of any such name, mark, slogan, caricature, design or other trade or service item in connection with the Property shall be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by Owner. It is understood and agreed that Manager will use and shall be unrestricted in its use of the U-Haul® name, mark, slogan caricature, design or other trade or service item in the management and operation of other storage facilities both during and after the expiration or termination of the term of this Agreement.
6. Default Termination.
(a) Any material failure by Manager or Owner (a “Defaulting Party”) to perform its duties or obligations hereunder (other than a default by Owner under Section 4 of this Agreement), which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from the non-defaulting party, shall constitute an event of default hereunder; provided, howcver, the foregoing shall not constitute an event of default hereunder in the event the Defaulting Party commences cure of such material failure within such thirty (30) day period and diligently prosecutes the cure of such material failure thereafter but in no event shall such extended cure period exceed ninety (90) days from the date of receipt by the non-defaulting party of written notice of such material default; provided further, however that in the event such material failure constitutes a default under the terms of the Loan Documents and the cure period for such matter under the Loan Documents is shorter than the cure period specified herein, the cure period specified herein shall automatically shorten such that it shall match the cure period for such matter as specified under the Loan Documents. In addition, following notice to Manager of the existence of any such material failure by Manager, Owner and Lender shall each have the right to cure any such material failure by Manager, and any sums so expended in curing shall be owed by Manager to such curing party and may be offset against any sums owed to Manager under this Agreement.
(b) Any material failure by Owner to perform its duties or obligations under Section 4, which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from Manager, shall constitute an event of default hereunder.
(c) Upon an event of default hereunder, the non-defaulting party shall have the right to terminate this Agreement upon notice to the defaulting party.

(d) In addition to the foregoing, Manager shall have the right to terminate this Agreement, with or without cause, by giving not less than ninety (90) days' written notice to Owner pursuant to Section 14 hereof.
(e) Upon termination of this Agreement, (x) Manager shall promptly return to Owner all monies, books, records and other materials held by Manager for or on behalf of Owner and shall otherwise cooperate with Owner to promote and ensure a smooth transition to the new manager and (y) Manager shall be entitled to receive its Management Fee and reimbursement of expenses through the effective date of such termination, including the reimbursement of any prepaid expenses for periods beyond the date of termination (such as Yellow Pages advertising).
(f) Notwithstanding any provision of this Section 6 to the contrary, Manager shall not cease managing the Property until such time as a replacement property manager consistent with the requirements of the Loan Documents commences managing the Property.
7.  Indemnification. To the fullest extent permissible under applicable law, Manager agrees to indemnify, defend, protect and hold the Owner harmless from any and all costs, expenses attorneys' fees, suits, liabilities, judgments, damages and claims in connection with the operation of the Property arising from the willful misconduct or negligence of Manager or any of Manager's affiliates or the breach by Manager of any term or provision of this Agreement.

To the fullest extent permissible under applicable law, Owner agrees to indemnify, defend, protect and hold the Manager, its agents and employees harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages and claims in connection with the operation of the Property arising from the willful misconduct or negligence of Owner or Owner's agents or employees. Owner's liability is expressly limited to actions arising out of affirmative acts by Owner, or Owner's agents, employees or contractors in connection with the operation, construction and development of the Property, any building defects associated with the Property, and any environmental problems of the Property arising prior to the date hereof.

Notwithstanding the foregoing or any other provision of this Agreement, Owner hereby releases Manager from liability for and agrees to indemnify and hold harmless Manager, its agents and employees with respect to any and all claims, liability, costs and expenses of
Manager, its agents and employees may incur in connection with the actions taken in the performance of their duties pursuant to the provisions of this Agreement, provided such action(s) is not unreasonably inconsistent with Manager's management policies with respect to other self-storage facilities it manages and is taken in good faith and in a manner reasonably believed to be in compliance with the terms of this Agreement and in the best interest of Owner; and provided further, that Owner shall have no obligation to indemnify Manager or any person for Manager's or any person's negligence or fraudulent actions.

8.  Assignment. Manager shall not assign this Agreement to any party without the consent of Owner, which consent shall not be unreasonably withheld; provided however, Manager shall have the right to assign this Agreement, or any portion thereof and any duties hereunder to any UHI affiliated entity or Private Mini Storage Manager, Inc., or its affiliates. Notwithstanding anything to the contrary contained herein, Manager shall not assign this Agreement except in accordance with, and consistent with, the terms and conditions of the Loan Documents.

9.  Standard for Property Manager’s Responsibility. Manager shall perform its obligations hereunder according to industry standards, in good faith, and in a commercially reasonable manner.

10.  Estoppel Certificate. Each of Owner and Manager agree to execute and deliver to one another, from time to time, within ten (10) business days of the requesting party's written request, a statement in writing certifying, to the extent true, that this Agreement is in full force and effect, and acknowledging that there are not, to such parties knowledge, any uncured defaults or specifying such defaults if they are claimed and any such other matters as may be reasonably requested by such requesting party.

11. Term; Scope.
Subject to earlier termination as provided in this Agreement, this Agreement shall have an initial term of ten years, provided however the Manager shall have the right to terminate this Agreement as to any individual Property at such time as the Loan Documents have terminated in accordance with the terms of the Loan Documents (for instance due to a significant casualty or condemnation) with respect to such individual Property.

12.  Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent or any provision of this Agreement.

13.  Governing Law. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Nevada.

14.  Notices. Any notice required or permitted herein shall be in writing and shall be personally delivered or mailed first class postage prepaid or delivered by an overnight delivery service to the respective addresses of the parties set forth above on the first page of this Agreement, or to such other address as any party may give to the other in writing. Any notice required by this Agreement will be deemed to have been given when personally served or one day after delivery to an overnight delivery service or five days after deposit in the first class mail. Any notice to Owner shall be to the attention of Five SAC Self Storage Corporation, 715 South Country Club

Drive, Mesa, AZ 85210, Attn: President and GJR Investments, Inc., 10575 Westoftice Drive, Houston. Texas 77042, Attn.: Doug Mulvaney. Any notice to Manager shall be to the attention of c/oU-Haul International, Inc. Legal Department, 2721 North Central Avenue, Phoenix, AZ 85004, Attn: Jennifer M. Settles.

15.  Severability. Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

16.  Successors. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.

17. Attorneys' Fees. If it shall become necessary for any party hereto to engage attorneys to institute legal action for the purpose of enforcing their respective rights hereunder or for the purpose of defending legal action brought by the other party hereto, the party or parties prevailing in such litigation shall be entitled to receive all costs, expenses and fees (including reasonable attorneys' fees) incurred by it in such litigation (including appeals).

18. Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date set forth above.
Owner:

PM Partners, LP., a Texas
Limited Partnership

By: Mini Partners, Inc.,                               GJR Investments, Inc., joins as to Section 5(a)
a Texas corporation, its General Partner
By:_________                                By: __________
Its: _________                                Its: __________

Manager:
U-Haul Co. of South Carolina, Inc.,
a South Carolina corporation
By:___________
Its:___________

U-Haul Co. of North Carolina, Inc.
a North Carolina Corporation
By:___________
Its:___________

U-Haul Co. of Florida, Inc.,
a Florida Corporation
By:___________
Its:___________

U-Haul Co. of Georgia, Inc.,
a Georgia corporation
By:___________
Its:___________

U-Haul Co. of Alabama, Inc.,
an Alabama corporation
By:____________
Its:____________

U-Haul Co. of Texas, Inc.,
a Texas corporation
By:____________
Its:_____________

103rd	7052 103rd Street	Jacksonvilee	Florida
Castle Hills	1951 NW Loop410	San Antonio	Texas
Central Expressway	13637 N. C. Expressway	Dallas	Texas
Cutten	7022 FM 1960 West	Houston	Texas
Eastlake	3182 Curlew Blvd	Oldsmar	Florida
		Columbia	South
Elmwood	1037 Elmwood Avenue		Carolina
Florida Avenue	9505 N Florida Ave	Tampa	Florida
Fountainview	6040 Westpark	Houston	Texas
Highway 620	11320 Highway 620 North	Austin	Texas
Huntsville	4440 University Drive	Huntsville	Alabama
La Marque	4701 Gulf Freeway	LaMarque	Texas
North
Lancaster	13401 Lancaster Highway	Pineville	Carolina
League City	2500 W. Main Street	League City	Texas
Melbourne	376 N. Harbor City Blvd.	Melbourne	Florida
Monroe	1580 North Monroe Street	Tallahassee	Florida
Mountainbrook	3195 Highway 280 East	Birmingham	Alabama
Nesbit Ferry	2810 Holcomb Bridge Rd	Alpharetta	Georgia
Palm Harbor	30722 US Highway 19	Palm Harbor	Florida
North
Safe Harbor	9208 Westmoreland Rd	Cornelius	Carolina
Walsingham	13240 Walsingham	Largo (Tampa)	Florida
Westbelt	10515 S.W. Freeway	Houston	Texas
Westbelt RV (All Star RV)	1065 SW Plaza Court	Houston	Texas
Wycliffe	11010 Old Katy Road	Houston	Texas

Management Fee Incentives
The following Incentive Fee shall be calculated and, if and to the extent earned, paid, annually after the end of each fiscal year of Owner:

In the event that net operating income of the Property equals or exceeds 110% (but less than 120%) of principal and interest under all Loan Documents ("P&I") for the prior fiscal year being calculated, the Incentive Fee for such year shall be 1 % of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 120% (but less than 130%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such year shall be 2% of the Property's Gross Revenue for such year.

In the event that net operating income of the Property equals or exceeds 130%) (but less than 140%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such year shall be 3% of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 140% (but less than 150%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such year shall be 4% of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 150% of P&I for the prior fiscal year being calculated the Incentive Fee for such year shall be 6% of the Property's Gross Revenue for such fiscal year

Exhibit C
Sub-Management Agreement for Texas Properties

Friday, August 12, 2005 9:36:39 AM Page 1 of 2
Printed by: Jennifer Settles Title: RE: submanagement agreement: uhaul
From:
Friday, August 12, 20059:18:51 AM Message
<dlm@private-mini.com>
Subject To:
RE: submanagement agreement
Jennifer Settles
Cc:
"Walter Pennington" <wep@private-minicom> dennis- o'connor@fc.uhaui.com
Attachments:
AttachO. html
We managed the Texas properties through Thursday, August 4, 2005. Our submanagement agreement terminated that day, subject to only the payment of the management fees that we earned through that day. Walter Pennington has provided Dennis with a detail of those fees for his approval. We would appreciate prompt payment since our cash is tight. Thank you.
Doug Mulvaney Private Mini Storage 10575 Westoffice Drive Houston, Tx 77042 713-706-4531 - Office 7 J 3-628- 7640 - Cell
7 13-827-07 ! 0 - Fax
Original Message-----
From: Jennifer Settles rmailto:jennifer settles@uhaul.coml Sent: Friday, August 12, 2005 10:49 AM
To: dlm@Drivate-minLcom
Subject: submanagement agreement
Doug - Can you please send me a quick email confirmation acknowledging the agreement of Private Mini Storage Manager, Inc. that the submanagement agreement for the Texas properties was terminated, and the effective date of such termination. Thanks. I just need to have this for my files. Jennifer
Jennifer M. Settles U-Haullnternational, Inc, 2727 North Central Avenue Phoenix, AZ 85004
Ph. (602) 263-6788 Fax (602) 263-6173

Exhibit D
Loan Documents
For purposes of this Agreement, "Loan Documents" shall mean, collectively:

-Loan Agreement between Owner and GMAC Commercial Mortgage Corporation dated on or about the date hereof, and all Loan Documents as defined therein, including without limitation the Lockbox Deposit Account Control Agreement.

- The mezzanine loans made by the parent entities of Owner, in favor of GMAC Commercial Mortgage Corporation on or about the date hereof.

-Promissory note made by Private Mini Storage Realty, L.P. to the order of AMERCO, dated on or about the date hereof, in the original face amount of approximately $55,500,000.